Exhibit 99.1

General Shareholder’s Meeting Changed to November 1

To Accommodate Those Impacted by the Recent Fires

October 25, 2007:  Open Energy Corporation (Solana Beach, CA, OTCBB: OEGY) today announced that it will adjourn its general shareholder meeting previously set for October 29, 2007 to November 1, 2007.  The rescheduled meeting will be held at the corporate headquarters: 514 Via de la Valle, Suite 200, Solana Beach, California, 92075.

Open Energy CEO David Saltman said, “While none of our staff lost homes in the raging wildfires, several of us were evacuated and schools have been officially closed.  As a result, our offices will be closed this week to accommodate their needs.  Due to the impact of the wide spread emergency, we have also pushed back the general shareholder’s meeting to November 1, 2007 at 10:00 am when, hopefully, a semblance of normality will have returned to the region.  The hotel where the meeting was previously scheduled is under mandatory evacuation and in order to avoid any uncertainty we will be holding the meeting at our own offices in Solana Beach.”

On a personal note Saltman added, “I was very impressed with fire-fighting crews, the sheriff’s department, and the citizens of San Diego, who helped over 500,000 of their neighbors to find food, shelter and comfort during this devastating event.  On behalf of Open Energy, we thank you for your compassion and heroism.”

About Open Energy Corporation

Open Energy Corporation is a renewable energy company focused on the development and commercialization of a portfolio of technologies capable of delivering cost-competitive electricity, fresh water and related commodities on a global basis. Open Energy offers building-integrated photovoltaic (PV) roofing materials for commercial, industrial, and residential customers. Marketed under the trade name SolarSave(R), the product line includes roofing membranes, roofing tiles, custom architectural PV glass, and balance of systems equipment. The Company also holds an exclusive, worldwide license to a solar thermal technology called SunCone(TM) CSP (Concentrating Solar Power). The company’s mission is to enhance life by harnessing the power of the sun. For more information on Open Energy Corporation, please visit www.openenergycorp.com.

David P. Saltman

Chairman & CEO